                                             THIS DOCUMENT IS A COPY
                                             OF THE SCHEDULE 13G FILED
                                             ON FEBRUARY 18, 1997
                                             PURSUANT TO A RULE 201
                                             TEMPORARY HARDSHIP
                                             EXEMPTION.

                             UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549


                             SCHEDULE 13G


               Under the Securities Exchange Act of 1934



                        (Amendment No.  2)<F1>


                     ROCK BOTTOM RESTAURANTS, INC.
----------------------------------------------------------------------
                           (Name of Issuer)


                Common Stock, par value $.01 per share
----------------------------------------------------------------------
                    (Title of Class of Securities)



                              771833 10 0
                             ------------
                            (CUSIP Number)



          Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

---------------------
[FN]
<F1>      The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                           Page 1 of 6 Pages
ROCK BOTTOM RESTAURANTS, INC.                             SCHEDULE 13G
CUSIP NO. 771833 10 0
----------------------------------------------------------------------


----------------------------------------------------------------------
(1)       Name of Reporting Person; S.S. or I.R.S. Identification No.

          Gina R. Day

----------------------------------------------------------------------
(2)       Check the Appropriate Box if a Member             (a)  [ ]
          of a Group (See Instructions)                     (b)  [ ]

          N/A

----------------------------------------------------------------------
(3)       SEC Use Only


----------------------------------------------------------------------
(4)       Citizenship or Place of Organization

          UNITED STATES

----------------------------------------------------------------------

Number of Shares              (5)  Sole Voting Power    0
Beneficially Owned                                   -----------------
by Each Reporting             (6)  Shared Voting Power       0
Person With                                            ---------------
                              (7)  Sole Dispositive Power     0
                                                          ------------
                              (8)  Shared Dispositive Power       0
                                                            ----------

(9)       Aggregate Amount Beneficially Owned by Each Reporting Person

          1,326,606 SHARES

----------------------------------------------------------------------
(10)      Check Box if the Aggregate Amount in Row (9)            [  ]
          Excludes Certain Shares (See Instructions)


                              Page 2 of 6
ROCK BOTTOM RESTAURANTS, INC.                             SCHEDULE 13G
CUSIP NO. 771833 10 0
----------------------------------------------------------------------


----------------------------------------------------------------------
(11)      Percent of Class Represented by Amount in Row (9)

          16.8%


(12)      Type of Reporting Person (See Instructions)

          IN

----------------------------------------------------------------------


                           Page 3 of 6 Pages
ROCK BOTTOM RESTAURANTS, INC.                             SCHEDULE 13G
CUSIP NO. 771833 10 0
----------------------------------------------------------------------


----------------------------------------------------------------------
Item 1(a).     Name of Issuer:

          ROCK BOTTOM RESTAURANTS, INC.

Item 1(b).     Address of Issuer's Principal Executive Offices:

          1050 WALNUT STREET, SUITE 402
          BOULDER, COLORADO 80302

Item 2(a).     Name of Person Filing:

          GINA R. DAY

Item 2(b).     Address of Principal Business Office:

          1050 WALNUT STREET, SUITE 402
          BOULDER, COLORADO 80302

Item 2(c).     Citizenship:

          U.S.A.

Item 2(d).     Title of Class of Securities:

          COMMON STOCK, PAR VALUE $0.01 PER SHARE

Item 2(e).     CUSIP Number:

          771833 10 0

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

          NOT APPLICABLE.

Item 4.   Ownership

          Amount Beneficially Owned:  1,326,606 SHARES
          ALL SHARES ARE BENEFICIALLY OWNED BY FRANK B. DAY, MS. DAY'S
          HUSBAND.

          Percent of Class:  16.8%


                           Page 4 of 6 Pages
ROCK BOTTOM RESTAURANTS, INC.                             SCHEDULE 13G
CUSIP NO. 771833 10 0
----------------------------------------------------------------------


----------------------------------------------------------------------
          Number of shares as to which such person has:

            (i)  sole power to vote or to direct the vote:  0

           (ii)  shared power to vote or to direct the vote:  0

          (iii)  sole power to dispose or to direct the disposition
                 of:  0

           (iv)  shared power to dispose or to direct the disposition of:  0

Item 5.     Ownership of Five Percent or Less of a Class:

            NOT APPLICABLE.

Item 6.     Ownership of More than Five Percent on Behalf of Another
            Person:

            NOT APPLICABLE.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
            Holding Company:

            NOT APPLICABLE.

Item 8.     Identification and Classification of Members of the
            Group:

            NOT APPLICABLE.

Item 9.     Notice of Dissolution of Group:

            NOT APPLICABLE.

Item 10.    Certification:

            NOT APPLICABLE.



                           Page 5 of 6 Pages
ROCK BOTTOM RESTAURANTS, INC.                             SCHEDULE 13G
CUSIP NO. 771833 10 0
----------------------------------------------------------------------


----------------------------------------------------------------------
                               SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 1997


                                 /S/ GINA R. DAY
                                ______________________________________
                                Signature

                                Gina R. Day